                                                                      EXHIBIT 12





                      VIRGINIA ELECTRIC AND POWER COMPANY
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (thousands of dollars)

                                                     Dec-96           Dec-97           Dec-98           Dec-99         Dec-2000
                                                     ------           ------           ------           ------         --------
Net Income                                       $  457,304       $  469,114       $  229,873       $  484,715       $  557,729

Add: Income Taxes                                   243,993          249,293          157,298          258,033          279,683
                                              ---------------------------------------------------------------------------------

Total Pretax Net Income                          $  701,297       $  718,406       $  387,171       $  742,748       $  837,412
                                              =================================================================================

Fixed Charges:
   Interest on Long-Term Debt                       287,928          274,850          308,200          279,080          286,068
   Other Interest                                    22,380           30,703                0                0                0
   Pfd Distribution of Affiliate-Gross               10,867           10,868           10,868           10,868           10,868
   Estimated Interest Factor
     of Rents Charged to Operating
     Expenses, Clearing
     & Other Accounts                                 6,291            8,595            6,389            6,857            6,296
                                              ---------------------------------------------------------------------------------

Total Fixed Charges                              $  327,466       $  325,015       $  325,457       $  296,805       $  303,232
                                              =================================================================================

                                              ---------------------------------------------------------------------------------
Earnings as Defined                              $1,028,764       $1,043,421       $  712,627       $1,039,553       $1,140,644
                                              =================================================================================

Ratio of Earnings to
    Fixed Charges                                      3.14             3.21             2.19             3.50             3.76
                                              =================================================================================
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